Exhibit 99.1

Coronado Biosciences Commences Public Trading on the OTC Bulletin Board

Form S-1 Registration Statement Declared Effective by SEC

Burlington, MA – November 17, 2011 – Coronado Biosciences, Inc. (OTCBB: CNDO.OB), a company focused on novel immunotherapy biologic agents for the treatment of autoimmune diseases and cancer, today announced that its common stock has been approved for quotation on the OTC Bulletin Board and has commenced trading under the ticker symbol CNDO.

On November 15, 2011, the Form S-1 registration statement filed by Coronado to permit the resale of shares of the Company’s common stock by participants in certain of the Company’s private placements was declared effective by the U. S. Securities and Exchange Commission.

“Entering the public markets is a significant milestone for Coronado and allows our Company’s value to be appreciated by a broader group of investors,” commented Dr. Bobby W. Sandage, Jr., Coronado’s President and CEO. “As our lead products advance through clinical development, it is critical for Coronado to increase its visibility within the investment community and to make common stock available for any investors who recognize our current progress and future potential. We look forward to creating additional value for our current shareholders who have supported us thus far, as well as new shareholders.”

About Coronado Biosciences

Coronado Biosciences is engaged in the development of novel immunotherapy biologic agents. The Company’s two principal pharmaceutical product candidates in clinical development are: CNDO-201, a biologic for the treatment of autoimmune diseases, such as Crohn’s disease, ulcerative colitis and multiple sclerosis; and CNDO-109, a biologic that activates natural killer (NK) cells, for the treatment of acute myeloid leukemia (AML) and solid tumors. For more information, please visit www.coronadobiosciences.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated risks relating to the results of research and development activities, uncertainties relating to preclinical and clinical testing, financing and strategic agreements and relationships, the early stage of products under development, our need for substantial additional funds, government regulation, patent and intellectual property matters; our dependence on third party suppliers and competition, as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact Information:

Investor Relations

Noah D. Beerman, Executive Vice President & Chief Operating Officer

Coronado Biosciences, Inc.

781-238-6619; ir@coronadobio.com

Marcy Nanus, Vice President

The Trout Group, LLC.

646-378-2927; mnanus@troutgroup.com

Media Relations

Dennis S. Dobson Jr., CEO

Dobson Media Group

203-258-0159; dobsonpr@erols.com